Exhibit 99.2

CRYPTOSIGN, INC. AND NABUFIT APS
INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements for the fiscal year ended June 30, 2015 and as of and for the three months ended September 30, 2015 is based on the historical financial statements of CryptoSign, Inc. (“CryptoSign” or the “Company”), adjusted to give effect to the transaction with NABUfit Aps (“NABUfit”).

On November 30, 2015, we consummated the transaction evidenced by an Agreement and Plan of Share Exchange (the "Share Exchange Agreement") dated October 8, 2015 by and among the Company, NABUfit and Mads H. Frederisksen and Ulrik Møll  (“Shareholder Representatives”), as the representatives of the shareholders holding one hundred percent (100%) of the issued and outstanding capital stock of NABUfit, pursuant to which the Company acquired from the NABUfit shareholders all of the issued and outstanding capital stock of NABUfit in exchange for 15,500,000 shares of the Company (the “Share Exchange”).  As a result of the Share Exchange, the NABUfit Shareholders, as the former shareholders of NABUfit became the controlling shareholders of the Company and NABUfit became a subsidiary of the Company.  The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein NABUfit is considered the acquirer for accounting and financial reporting purposes.  The capital, share price, and earnings per share amount in these consolidated pro forma financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the exchange ratio established in the merger.

As a result of the Share Exchange, we discontinued our pre-exchange business, acquired the business of NABUfit and will continue the existing business operations of NABUfit as a publicly traded company under the name CryptoSign, Inc.

In accordance with “reverse merger”, “reverse re-capitalization”, or “reverse acquisition” accounting treatment, our historical financial statements, prior to the Share Exchange, will be replaced with the historical financial statements of NABUfit, prior to the Share Exchange, in all future filings with the SEC.

The pro forma financial information at and for the period ended September 30, 2015 has been developed from the unaudited financial statements of CryptoSign and the audited financial statements of NABUfit, and the notes to those financial statements, which are included elsewhere in this document.

The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what CryptoSign’s actual consolidated results of operations or financial position would have been had the transaction and corporation sale occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that CryptoSign and NABUfit believe are reasonable in these circumstances.  Because the former stockholders of NABUfit will own approximately 80% of the combined company on completion of the exchange, calculated on a fully diluted basis, and CryptoSign had limited operations at the time of the transaction, the transaction will be accounted for as an acquisition of a business through a reverse acquisition.  The assets consist primarily of a VAT receivable and lease deposit and the historical financial statements are reflective of the current fair value of these assets.  Accordingly, there are no adjustments as a result of the acquisition to the carrying amount of these assets.  Costs of the transaction will be charged to operations.  The unaudited pro forma consolidated financial statements reflect the CryptoSign accounting policies, as those policies will govern accounting after the transaction.

In accordance with Article 11 of Regulation S-X, the accompanying unaudited pro forma consolidated balance sheet as of September 30, 2015 gives effect to the proposed transaction as if the transaction had occurred at September 30, 2015 and the accompanying unaudited pro forma consolidated statements of operations for the year ended June 30, 2015 and for the three months ended September 30, 2015 give effect to the proposed transaction as if the transaction had occurred at the beginning of the periods presented.

CRYPTOSIGN, INC. AND NABUFIT APS
UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2015

					Pro Forma
					Cryptosign,
	Cryptosign,	NABUfit		Pro Forma	Inc. and
	Inc.	ApS		Adjustments	Subsidiary
ASSETS
Current Assets
Cash	$198,646	$-		$-	$198,646
Prepaid expenses	280,500	-		-	280,500
VAT receivable	-	10,567		-	10,567
Deposit		6,982		-	6,982
Total current assets	479,146	17,549		-	496,695

Total Assets	$479,146	$17,549		$-	$496,695

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$12,337	$14,032		$-	$26,369
Accrued liabilities	3,852	16,622		-	20,474
Note payable	-	89,745			89,745
Total current liabilities	16,189	120,399		-	136,588

Total Liabilities	16,189	120,399		-	136,588

Commitments and Contengiencies	-	-		-	-
SHAREHOLDERS' EQUITY (DEFICIT)

Preferred stock	-	-		-	-
Common stock	394	-	(1)	1,550	1,944
Capital stock	-	7,535	(1)	(7,535)	-
Additional paid-in capital	7,249,809	-	(1)	5,985	468,548
			(2)	(6,787,246)
Accumulated other comprehensive loss	-	(1,172)		-	(1,172)
Accumulated deficit	(6,787,246)	(109,213)	(2)	6,787,246	(109,213)
Total shareholders' equity (deficit)	462,957	(102,850)		-	360,107

Total Liabilities and Sharholders' Equity (Deficit)	$479,146	$17,549		$-	$496,695

(1) All shares of NABUfit exchanged for 15,500,000 shares of Cryptosign.
(2) Elimination of Cryptosign accumulated deficit.

CRYPTOSIGN, INC. AND NABUFIT APS
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2015

				Pro Forma
				Cryptosign,
	Cryptosign,	NABUfit	Pro Forma	Inc. and
	Inc.	ApS	Adjustments	Subsidiary
Operating Expenses:
Selling, general and administrative	$804,488	$-	$-	$804,488
Total Operating Expenses	804,488	-	-	804,488

Loss from Operations	(804,488)	-	-	(804,488)

Other Expense:
Interest income	2,931	-	-	2,931
Interest expense	(21,319)	-	-	(21,319)
Total Other Expense	(18,388)	-	-	(18,388)

Net Loss	$(822,876)	$-	$-	$(822,876)

Basic and diluted loss per common share	$(0.28)	$-		$(0.04)

Basic and diluted weighted average common
shares outstanding	2,942,468	50,000		18,442,468

CRYPTOSIGN, INC. AND NABUFIT APS
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015

				Pro Forma
				Cryptosign,
	Cryptosign,	NABUfit	Pro Forma	Inc. and
	Inc.	ApS	Adjustments	Subsidiary
Operating Expenses:
Selling, general and administrative	$186,924	$108,742	$-	$295,666
Total Operating Expenses	186,924	108,742	-	295,666

Loss from Operations	(186,924)	(108,742)	-	(295,666)

Other Expense:
Interest expense	(1,450)	(471)	-	(1,921)
Total Other Expense	(1,450)	(471)	-	(1,921)

Net Loss	$(188,374)	$(109,213)	$-	$(297,587)

Basic and diluted loss per common share	$(0.05)	$(2.18)		$(0.02)

Basic and diluted weighted average common
shares outstanding	3,848,214	50,000		19,348,214

Comprehensive Loss:
Net Loss	$(188,374)	$(109,213)	$-	$(297,587)

Other Comprehensive Loss
Translation adjustments	-	(1,172)	-	(1,172)
Total Comprehensive Loss	$(188,374)	$(110,385)	$-	$(298,759)